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Exhibit 23.1

[KPMG Letterhead]

The Directors
Aspen Insurance Holdings Limited
Maxwell Roberts Building
1 Church Street
Hamilton HM11
Bermuda

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in the registration statement on Form S-8 (filed August 9, 2006) of Aspen Insurance Holdings Limited, of our reports dated March 6, 2006, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Aspen Insurance Holdings Limited.

/s/ KPMG Audit Plc
KPMG Audit Plc

August 9, 2006